As filed with the Securities and Exchange Commission on June 12, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Aspen Aerogels, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3990	04-3559972
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

30 Forbes Road, Building B

Northborough, Massachusetts 01532

(508) 691-1111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Donald R. Young

President and Chief Executive Officer

Aspen Aerogels, Inc.

30 Forbes Road, Building B

Northborough, Massachusetts 01532

(508) 691-1111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sahir Surmeli, Esq. Thomas R. Burton, III, Esq. John T. Rudy, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, Massachusetts 02111 (617) 542-6000	John F. Fairbanks Vice President, Chief Financial Officer and Treasurer Aspen Aerogels, Inc. 30 Forbes Road, Building B Northborough, Massachusetts 01532 (508) 691-1111	Roxane F. Reardon, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒    File No. 333-195523

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, par value $0.00001 per share	958,333	$11.00	$10,541,663	$1,358

(1)	Represents only the additional number of shares of common stock being registered hereby, all of which are shares that may be purchased by the underwriters upon the exercise of their option to purchase additional shares, if any. Does not include 7,666,667 shares of common stock that the Registrant previously registered on the registration statement on Form S-1 (File No. 333-195523).
(2)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended. The registrant previously registered securities at an aggregate offering price not to exceed $122,666,672 on a Registration Statement on Form S-1 (File No. 333-195523), which was declared effective by the Securities and Exchange Commission on June 12, 2014. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $10,541,663 is hereby registered, all of which are shares issuable upon the exercise of the underwriters’ option to purchase additional shares.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) promulgated under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This registration statement on Form S-1 relates to the public offering of common stock of Aspen Aerogels, Inc. contemplated by the registration statement on Form S-1 (File No. 333-195523), as amended, filed by Aspen Aerogels, Inc. with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act, which was declared effective by the Commission on June 12, 2014 (the “Prior Registration Statement”). This registration statement is filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, solely to increase the number of shares of common stock to be offered in the public offering by 958,333 shares, all of which are shares that may be purchased by the underwriters upon the exercise of their option to purchase additional shares, if any. The contents of the Prior Registration Statement, including all exhibits thereto, are hereby incorporated by reference herein.

The required opinions and consents are listed on an Exhibit Index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northborough, Commonwealth of Massachusetts, on June 12, 2014.

ASPEN AEROGELS, INC.

By:	/s/ Donald R. Young
Donald R. Young President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donald R. Young Donald R. Young	President, Chief Executive Officer and Director (principal executive officer)	June 12, 2014

/s/ John F. Fairbanks John F. Fairbanks	Vice President, Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	June 12, 2014

* Mark L. Noetzel	Chairman of the Board	June 12, 2014

* P. Ramsay Battin	Director	June 12, 2014

* Robert M. Gervis	Director	June 12, 2014

* Craig A. Huff	Director	June 12, 2014

* Steven R. Mitchell	Director	June 12, 2014

* David J. Prend	Director	June 12, 2014

* Richard F. Reilly	Director	June 12, 2014

*By:	/s/ Donald R. Young	June 12, 2014
Donald R. Young, Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

23.1	Consent of KPMG LLP.

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).

24.1*	Power of Attorney.

* Included on the signature page to the Registrant’s registration statement on Form S-1 (File No. 333-195523), filed with the Securities and Exchange Commission on April 28, 2014, and incorporated by reference herein.